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  F O R M   5                                                OMB APPROVAL
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[ ] Check this box if                               OMB Number         3235-0362
    no longer subject                               Expires:      April 30, 1997
    to Section 16, Form 4                           Estimated average
    or Form 5 obligations                           burden hours
    may continue. See                               per response ........... 1.0
    Instructions 1(b).                              ----------------------------

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

    GOULD,       ARTHUR               P.
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    (Last)       (First)           (Middle)

               1 WILSHIRE DRIVE
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                   (Street)

    LAKE SUCCESS       NEW YORK       11020
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    (City)              (State)       (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

    CITYSCAPE FINANCIAL CORP. (CTYS)
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3.  IRS or Social Security Number
    of Reporting Person (Voluntary)

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4.  Statement for
    Month/Year

    12/31/96
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5.  If Amendment, Date of
    Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer
             (Check all applicable)

    [ X ] Director               [   ] 10% Owner

    [   ] Officer (give title    [   ] Other (specify
                  below)                    below)

            V.P. AND DIRECTOR OF SUBSIDIARY
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7.  Individual or Joint/Group Filing Reporting
    (Check Applicable Line)

    [ X ] Form filed by One Reporting Person

    [   ] Form filed by More than One Reporting Person
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   TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
         DISPOSED OF, OR BENEFICIALLY OWNED
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
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1.  Title of Security                        2.    Transaction          3.    Transaction        4.  Securities Acquired (A)
    (Instr. 3)                                     Date                       Code                   or Disposed of (D)
                                                                              (Instr. 8)             (Instr. 3, 4 and 5)
                                                   (Month/                                     -------------------------------------
                                                    Day/                                             Amount       (A) or      Price
                                                    Year)                                                         (D)
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

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

 REMINDER: REPORT ON A SEPARATE LINE FOR EACH CLASS OF SECURITIES BENEFICIALLY
                         OWNED DIRECTLY OR INDIRECTLY.
                           (PRINT OR TYPE RESPONSES)

5.  Amount of Securities            6.  Ownership Form                  7.  Nature of Indirect
    Beneficially Owned                  Direct (D)                          Beneficial
    at End of Issuer's                  or Indirect                         Ownership
    Fiscal Year                         (I) (Instr. 4)                      (Instr. 4)
    (Instr. 3 and 4)
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

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


 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

====================================================================================================================================
1.  Title of Derivative Security       2.  Conversion       3.  Transaction     4.  Transaction      5.  Number of
    (Instr. 3)                             or Exercise          Date                Code                 Derivative
                                           Price of             (Month/             (Instr. 8)           Securities
                                           Derivative            Day/                                    Acquired (A) or
                                           Security              Year)                                   Disposed of (D)
                                                                                                         (Instr. 3,
                                                                                                         4 and 5)
                                                                                                       ----------------------
                                                                                                         (A)           (D)
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
NON-EMPLOYEE DIRECTOR
STOCK OPTION (RIGHT TO BUY)              $22.56              6/12/96                  A                    6,000
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NON-EMPLOYEE DIRECTOR
STOCK OPTION (RIGHT TO BUY)              $2.63
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NON-EMPLOYEE DIRECTOR
STOCK OPTION (RIGHT TO BUY)              $2.63
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


====================================================================================================================================
1.  Title of Derivative       6.  Date            7.  Title and      8.  Price       9.  Number      10.  Owner-    11. Nature
    Security                      Exercisable         Amount of          of              of Deriv-        ship          of In-
    (Instr. 3)                    and                 Underlying         Deriva-         ative            Form          direct
                                  Expiration          Securities         tive            Secur-           of De-        Bene-
                                  Date                (Instr. 3          Security        ities            rivative      ficial
                                  (Month/Day/         and 4)             (Instr. 5)      Bene-            Secu-         Own-
                                  Year)                                                  ficially         rity;         ership
                               ----------------------------------------                  Owned at         Direct        (Instr.
                               Date     Expira-      Title     Amount                    End of           (D) or        4)
                               Exer-    tion                   or Num-                   Year             Indi-
                               cisable  Date                   ber of                    (Instr. 4)       rect (I)
                                                               Shares                                     (Instr. 4)
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
NON-EMPLOYEE DIRECTOR                                COMMON
STOCK OPTION (RIGHT TO BUY)   6/4/97    6/12/06      STOCK      6,000                      6,000              D
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NON-EMPLOYEE DIRECTOR                                COMMON
STOCK OPTION (RIGHT TO BUY)   6/1/96    6/1/05       STOCK     20,000                     20,000              D
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NON-EMPLOYEE DIRECTOR                                COMMON
STOCK OPTION (RIGHT TO BUY)   6/1/97    6/1/05       STOCK     20,000                     20,000              D
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
Explanation of Responses:


                                        /s/ Arthur P. Gould             2/6/97
                                -------------------------------------   ------
                                   ** Signature of Reporting Person      Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and
   15 U.S.C. 78ff(a).

Note: File three copies of this Form,
      one of which must be manually signed.
      If space provided is insufficient,
      see Instruction 6 for procedure.